Amendment No. 2 to the Distribution Agreement

By and between Janus Detroit Street Trust and ALPS Distributors, Inc.

This Amendment No. 2 (this “Amendment”) to the Distribution Agreement entered into by and between Janus Detroit Street Trust (the “Trust”), a Delaware statutory trust, and ALPS Distributors, Inc. (“ALPS”), a Colorado corporation, is dated as of July 18, 2018 (the “Effective Date”).

WHEREAS, the Trust and ALPS entered into a Distribution Agreement, dated as of April 16, 2018 (the “Agreement”); and

WHEREAS, the Trust and ALPS wish to amend the provisions of the Agreement by amendment to Appendix A (List of Portfolios) of Exhibit 1 of the Agreement as set forth herein.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.

The parties hereto agree to delete the current Appendix A (List of Portfolios) to Exhibit 1 of the Agreement in its entirety and replace it with a new Appendix A (List of Portfolios) to Exhibit 1 attached hereto.

2.

Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

JANUS DETROIT STREET TRUST		ALPS DISTRIBUTORS, INC.

By:	/s/ Byron Hittle	By:	/s/ Steven B. Price
Name: Byron Hittle		Name: Steven B. Price
Title: Vice President, Chief Legal Counsel and Secretary		Title: Senior Vice President and Director of Distribution Services

APPENDIX A

LIST OF PORTFOLIOS

Fund	Ticker

Janus Henderson Small Cap Growth Alpha ETF	JSML

Janus Henderson Small/Mid Cap Growth Alpha ETF	JSMD

The Long-Term Care ETF	OLD

The Obesity ETF	SLIM

The Organics ETF	ORG

Janus Henderson Short Duration Income ETF	VNLA

Janus Henderson Mortgage-Backed Securities ETF	JMBS